EXHIBIT 10.5


                                MICHAEL HARRIS, P.A.
                                  ATTORNEYS AT LAW
MICHAEL D. HARRIS                    SUITE 310
BETH J. HARRIS            1555 PALM BEACH LAKES BOULEVARD
J. GREGORY MARKS(1)        WEST PALM BEACH, FLORIDA 33401
                              TELEPHONE (561) 478-7077
(1)ADMITTED ONLY IN TEXAS     FACSIMILE (561) 478-1817               DIRECT DIAL
                                                                  (561) 689-4441


                               September 30, 2003


Mr. George Aaron                           Ms. Bonnie Nelson
Caprius, Inc.                              BDC Corp.
One Parker Plaza                           1000 Island Blvd., Apt. 2509
Fort Lee, NJ  07024                        Aventura, FL 33180

Lady and Gentlemen:

In connection with the litigation styled BDC Corp. d/b/a BDC Consulting
Corp. (the "Plaintiff") v. Caprius, Inc. and George Aaron (collectively, the "Defendants") case number 02-018091 (09) filed in Florida on September 11, 2002 ("Dispute"), the Plaintiff and the Defendants propose to settle such Dispute in accordance with the terms of this letter agreement.

To settle this Dispute, the Defendants will pay or arrange to have paid to Plaintiff, in the aggregate $83,000, payable in two installments of $41,500 each. The first installment of $41,500 shall be due to Plaintiff when the Plaintiff provides evidence to Defendants of Plaintiff's filing with the court hearing the Dispute of a voluntary dismissal with prejudice of the Dispute. Such payment shall be made as a credit to Eastern Medical Technologies, Inc. ("EMT") in connection with that certain Stock Purchase Agreement of even date by and among Caprius, Inc. ("Caprius"), Strax Institute, Inc., Mr. George Aaron, Mr. Jonathan Joels and EMT since BDC Corp. has assigned its rights to this payment to EMT. The second $41,500 installment to be made by Defendants shall be an offset to the Balloon Payment referred to in the Promissory Note of even date in which EMT is the maker and Caprius is the payee. As a result of the offset, the Balloon Payment shall not be made.

In exchange for the payments, the Plaintiff and Bonnie Nelson will execute a General Release releasing all of the Defendants and MCM Environmental Technologies, Inc., subsidiaries and affiliates from all matters in connection with such litigation and the Defendants will likewise execute a General Release releasing the Plaintiff and Bonnie Nelson from such matters as well.

By executing this letter agreement neither the Plaintiff nor the Defendants are admitting any liability. Rather, they are entering into this letter agreement to avoid the expense and irritation associated with litigation.

This letter agreement shall only be effective if the Plaintiff and both of the Defendants agree to it and sign below. This letter agreement may be executed in one or more counterparts which together will constitute one agreement.

If you agree to the terms of this proposed settlement, please indicate by signing below and returning this letter agreement to us.

                                         Sincerely,

                                         /s/ Michael D. Harris

                                         Michael D. Harris

We agree to the foregoing,

Caprius, Inc.

By: /s/ George Aaron
   --------------------------
George Aaron, its Chief Executive Officer


/s/ George Aaron
-----------------------------
George Aaron


BDC Corp.

By: /s/ Bonnie Nelson
   --------------------------
Bonnie Nelson, President of BDC, Inc.